EXHIBIT 99.1

Steelcase Inc. Promotes Two Seasoned Executives to Senior Leadership Team

Senior Vice President, Global Operations Officer Mark Baker Departs After 17 Years of Valued Service

GRAND RAPIDS, Mich., April 20, 2012 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS), a global leader in the office furniture industry, today announced the addition of two seasoned executives – Uli Gwinner and Hamid Khorramian – to its senior leadership team. Gwinner and Khorramian will report directly to president and CEO James P. Hackett, overseeing key aspects of the company's global strategy.

Prior to these changes, Gwinner and Khorramian reported to Mark Baker, senior vice president, global operations officer. After 17 years at Steelcase, Baker is leaving to become president and CEO of Tempel Steel Company, a privately-held company based in Chicago and leading manufacturer of precision magnetic steel laminations.

"Mark has played a major role in Steelcase's lean journey and accelerated our progress toward an industrial system that is more agile and more customer-focused," said Hackett. "As Steelcase continues to grow, we are pleased to welcome Uli and Hamid to our leadership team – both understand the complexities of the global marketplace and the core principles of our business and will play leading roles as we continue to implement our global strategy."

Uli Gwinner, president of Steelcase Asia Pacific, will continue to grow the Steelcase business in this region, overseeing operations in Japan, Australia, Hong Kong and Singapore as well as the emerging markets of India and Greater China. Prior to this position, Gwinner was in charge of business operations in Eastern and Central Europe, Middle East, Africa and Italy and led Steelcase Werndl AG. Gwinner joined Steelcase in 2000, playing a pivotal role in the post-merger integration between Werndl AG and Steelcase Inc.

Hamid Khorramian will now serve as senior vice president, global operations officer, drawing on his deep experience with the company's operations strategy. An 18-year veteran at Steelcase, Khorramian was most recently vice president of North America Operations, responsible for manufacturing at all Steelcase North America plants and overseeing key customer and dealer touch points including solutions fulfillment, specials engineering, physical distribution and corporate quality.

About Steelcase Inc.

For 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations – wherever work happens. Steelcase and our family of brands – including Steelcase®, Coalesse®, Designtex®, Details®, Nurture®, PolyVision® and Turnstone® – offer a comprehensive portfolio of furnishings, products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including approximately 650 dealers. Steelcase is a global, industry-leading and publicly traded company with fiscal 2012 revenue of $2.75 billion.

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CONTACT: Laura VanSlyk
         616-247-2747
         lvanslyk@steelcase.com

         Investor Contact:
         Raj Mehan
         Investor Relations
         616-291-8711